SECURITIES AND EXCHANGE COMMISSION


                    Washington, D. C.  20549





                            FORM 8-K

                         CURRENT REPORT






             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



                 Date of Report - July 28, 1994




                          ANUHCO, INC.



                State of Incorporation - Delaware

                  Commission File No. - 0-12321

          IRS Employer Identification No. - 46-0278762




                9393 West 110th Street, Suite 100

                  Overland Park, Kansas  66210

                Telephone Number - (913)-451-2800





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Item 5.   OTHER EVENTS

On July 12, 1994, Anuhco, Inc. ("Anuhco") reported the Missouri Court of Appeals, Western District, issued a unanimous opinion dated July 12, 1994, affirming a February 23, 1993 judgment for $70 million in damages in favor of Anuhco and its subsidiary American Freight System, Inc. ("AFS") and against Westinghouse Electric Corporation ("WEC"). This judgment, which bears interest at 9% and is fully bonded, was entered in a case filed by Anuhco and AFS against WEC seeking damages as a result of WEC's failure to provide financing pursuant to a loan commitment issued by WEC on June 3, 1988. A motion for rehearing before the Missouri Court of Appeals, Western District, and in the alternative, a motion for transfer to the Missouri Supreme Court were filed on July 27, 1994.

Proceeds of the judgment, assuming no modification in such rehearing or transfer, net of trial expenses, will be remitted to AFS. AFS will distribute such proceeds under a Reorganization Plan adopted in 1991. Payments received by Anuhco as a result of distributions under the Reorganization Plan are recorded by it as income from discontinued operations. Based on our current estimates, if the $70 million judgment plus accrued interest is substantially or fully collected, and both the remaining AFS assets are converted to cash and the remaining claims against AFS are resolved in accordance with expectations, Anuhco would ultimately receive net proceeds of $38 million to $45 million. This represents $5 to $6 per share on Anuhco's outstanding shares. Anuhco and AFS are unable to predict when or how this matter will ultimately be resolved.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

          Not Applicable.

                           SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                    ANUHCO, INC.

                    By: /s/ John P. Bigger
                        John P. Bigger
                        President, Treasurer, Chief Executive
                        Officer & Chief Financial Officer
Date:  July 28, 1994